Exhibit 99.1

Bed Bath & Beyond Inc. Appoints Sue Gove President & Chief Executive Officer

UNION, N.J., October 26, 2022 — Bed Bath & Beyond Inc. (NASDAQ: BBBY) today announced the appointment of Sue Gove as President & Chief Executive Officer (“CEO”). Since June 2022, Ms. Gove has served as Interim CEO. The appointment was unanimously approved by Bed Bath & Beyond Inc.’s Board of Directors. Ms. Gove will continue to serve on the Company’s board.

“We are pleased to announce the appointment of Sue as Chief Executive Officer. Sue is the best person to serve at the helm of Bed Bath & Beyond and continue leading the Company,” said Harriet Edelman, Independent Chair of Bed Bath & Beyond Inc.’s Board of Directors. “During her tenure as Interim CEO, Sue took consequential actions to increase liquidity and establish the groundwork to improve customer loyalty, traffic, and market share. Her intense focus on cash, and expertise in managing working capital and liquidity are matched by a great operating mind and further complemented by a new leadership team that brings deep merchant, omni, and digital expertise in modern retailing. A strong team builder and hands-on leader, Sue has earned the trust of associates across headquarters, stores, and operations and is working alongside our two Brand Presidents to support our important supplier community. On behalf of the Board of Directors and Bed Bath & Beyond’s leadership and associate teams, we congratulate Sue and are confident that her unique mix of talent, experience, and drive is best suited to deliver improved growth, profitability and shareholder returns.”

Sue Gove, Bed Bath & Beyond’s President and CEO said, “I look forward to continuing our important work alongside our highly engaged management team and Board as CEO. At Bed Bath & Beyond, we have never been more strategically and culturally focused, and I remain dedicated to executing on our back-to-basics philosophy, accelerating our performance, and focusing on financial returns. I am also pleased with the completion of our ATM Program, and possible launch of a new offering program, to further support and drive our strategic imperatives. To ensure our customers have access to an assortment of compelling brands, we are engaging our valued supplier community in new ways to strengthen relationships and foster collaboration. I am energized by the initiatives underway to provide our customers with an exceptional shopping experience, easily accessible products and compelling values across our Bed Bath & Beyond, buybuy BABY and Harmon brands. We have a significant opportunity ahead and we intend to regain our dominance as a preferred shopping destination.”

Under Ms. Gove’s leadership, the Company will continue to execute its strategic plan, announced on August 31, 2022, with a priority on strengthening its financial positioning, increasing customer engagement, driving traffic, and recapturing market share.

Key actions under Ms. Gove’s leadership (as previously announced):

•	Securing new financing, including an upsized $1.13 billion asset-backed revolving credit facility (“ABL facility”) and a $375 million “first-in-last-out” facility (“FILO facility”).

•	Launch and completion of the Company’s 12 million share At-the-Market Offering program.

•	Authorization of a new $150 million At-the-Market Offering program.

•	Improving the Company’s cost structure through targeted expense reduction actions, real estate optimization, and reductions in capital expenditures.

•	Initiating an exchange offer for the Company’s outstanding senior notes.

•

Rebalancing the Bed Bath & Beyond assortment and inventory positioning to reflect customer preference by increasing investments in popular National Brands and exiting a third of the Company’s Owned Brands.

•	Accelerating strategic plans at buybuy BABY to unlock greater value, organically.

•	Growing the Company’s cross banner Welcome Rewards™ loyalty program to 8 million members.

•	Realigning the Company’s organizational structure to better support strategic priorities, including the creation of Brand President roles for the Bed Bath & Beyond and buybuy BABY banners.

•	Supporting supplier partners and strengthening relationships, including the Company’s first supplier summit, taking place today, October 26, 2022.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, buybuybaby.com, buybuybaby.ca, harmondiscount.com, and facevalues.com.

CONTACTS:

INVESTORS: Susie A. Kim, IR@bedbath.com

MEDIA: Julie Strider, Media@bedbath.com

This press release is not an offer to buy or sell or the solicitation of an offer to sell with respect to any common stock or debt securities of the Company. The solicitation of offers to sell common stock or debt securities or buy debt securities is only being made pursuant to the terms and subject to the conditions set forth in the relevant prospectus, each forming a part of a registration statement filed with the Securities and Exchange Commission. A registration statement relating to the debt exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.